UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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PNM Resources, Inc.
(Name of Registrant as Specified In Its Charter)
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To: All Employees
From: Pat Vincent-Collawn, Chair and CEO and Don Tarry, President and COO
Date: April 15, 2024
Re: Holding Company Name Change Proposal

Good Morning,

Last Friday, we made a filing that includes a proposal for our shareholders to vote on a name change for our holding company from PNM Resources to TXNM Energy.

Our holding company was established with its current name in 2001 when PNM was our only utility. The proposed name change, if approved by shareholders, reflects the changes in our operations and business footprint over the last two decades. TNMP has grown at an accelerated pace for several consecutive years and is now nearly the same size as PNM’s retail operations in New Mexico. TXNM Energy provides a more transparent indication that we operate in both states.

Our PNM and TNMP customers and communities are our top priority, and this proposal does not change the way we operate, communicate or brand these entities, continuing our proud legacy in New Mexico and Texas. Our operating companies will continue to be known as PNM and TNMP. The shareholder proposal only updates the name and there are no changes to our structure, location or goals.

If shareholders vote to approve the name change, our stock ticker will change to TXNM and all existing shares will be recognized under the new symbol.

This is an exciting time that reflects the evolution of our company as we continue to deliver innovative solutions for our customers. Your hard work and dedication to our company's success have played a critical role in getting us to where we are today, poised for an exciting tomorrow. We understand that change brings questions, please feel free to reach out to askus@pnmresources.com.

Thank you for your commitment to our company's vision and for the part you play in our ongoing success. We will develop and share any plans for the name change after the June 4th shareholder vote.

Thanks,
Pat and Don

Additional Information and Where to Find It

The name change proposal will be submitted to the Company’s shareholders for their approval at the Company’s 2024 annual meeting. In connection with its proposed solicitation of proxies for the annual meeting, the Company will file with the SEC a proxy statement which, among other things, will describe the proposal. Shareholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposal. Shareholders may obtain a free copy of the proxy statement and other relevant documents (when available) that the Company files with the SEC at the SEC’s Web site at www.sec.gov. In addition, those documents will be available free of charge in the investors section of the Company’s Web site at www.pnmresources.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies under SEC rules in respect of the foregoing proposal. Shareholders may obtain information regarding the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Shareholders may obtain free copies of this document from the sources listed above. Additional information regarding the interests of the participants in the solicitation, if any, will be included in the proxy statement relating to the proposal.

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